Exhibit 99.1

FOR IMMEDIATE RELEASE

Ironwood Pharmaceuticals Provides

Third Quarter 2015 Investor Update

– LINZESS® (linaclotide) prescriptions increased approximately 38% to over 550 thousand in third quarter 2015 compared to third quarter 2014 –

– LINZESS U.S. net sales increased approximately 47% to $117.5 million in third quarter 2015 compared to third quarter 2014 –

– Ironwood revenue increased approximately 134% to $39.6 million in third quarter 2015 compared to third quarter 2014 –

– Multiple positive development milestones including linaclotide 72mcg Phase III data, initiation of Phase IIb linaclotide colonic release trial, and advancement of sGC platform –

CAMBRIDGE, Mass., November 3, 2015 – Ironwood Pharmaceuticals, Inc. (NASDAQ: IRWD) today provided an update on its third quarter 2015 and recent business activities.

“We had another very strong quarter at Ironwood. With excellent performance across all facets of our company, we believe that the growing contribution from our commercial business and cash on hand enables us to fully fund our current business without the need to raise additional capital,” said Peter Hecht, chief executive officer of Ironwood.

Third Quarter 2015 and Recent Highlights

LINZESS® (linaclotide)

•                  LINZESS U.S. net sales, as provided by Allergan plc, were $117.5 million in the third quarter of 2015, an approximately 47% increase compared to the third quarter of 2014.

•                  More than 550,000 total LINZESS prescriptions were filled in the third quarter of 2015, an approximately 38% increase compared to the third quarter of 2014, and more than 3.5 million LINZESS prescriptions have been filled since the product’s launch in December 2012, according to IMS Health.

•                  Net profit for the LINZESS brand collaboration in the U.S., including commercial costs and expenses and research and development (R&D) expenses, was $35.8 million in the third quarter of 2015. LINZESS U.S. net profit is shared equally with Allergan.

•                  More than 150,000 healthcare practitioners have prescribed LINZESS to more than 825,000 unique patients since the product’s launch, according to IMS Health.

•                  More than 70% of people with commercial insurance or Medicare Part D plans had unrestricted access to LINZESS as of October 2015. Additionally, as of September 2015, more than 80% of people with commercial insurance had access to LINZESS for a co-pay of $30 or less through formulary coverage or the LINZESS Instant Savings Program.

Research & Development

Ironwood continues to progress its innovative pipeline. To date in 2015, 12 clinical studies have been advanced, including four studies for wholly-owned programs and eight studies for partnered programs. In addition, Ironwood has reported positive top-line data from four studies: the Phase III linaclotide 72 mcg trial, the Phase III linaclotide trial for China, the Phase IIa IW-3718 study, and the Phase Ia IW-1973 study.

•                  Ironwood and Allergan continue to evaluate opportunities to strengthen the clinical utility of linaclotide in its indicated patient population and to develop linaclotide in additional indications, patient populations and formulations. Development highlights during the third quarter and recent period include:

–                 Reported positive top-line results from the Phase III clinical trial assessing the efficacy and safety of a once-daily 72 mcg dose of linaclotide in adult patients with chronic idiopathic constipation (CIC). The trial met the primary endpoint with statistical significance. Diarrhea, the most common adverse event reported in this trial, was characterized as mild in severity. In this trial, the rates of diarrhea and of discontinuations due to diarrhea were lower for the 72 mcg dose than the currently approved 145 mcg dose. Ironwood and Allergan expect to submit the supplemental new drug application for the 72 mcg dose to the U.S. Food and Drug Administration in the first half of 2016. If approved, the 72 mcg dose should accelerate physician prescribing of LINZESS within the broad, heterogeneous adult CIC patient population by providing them with an additional dosing option.

–                 Initiated a randomized, double-blind, placebo-controlled Phase IIb clinical trial evaluating two linaclotide colonic release formulations in adult patients with irritable bowel syndrome with constipation (IBS-C). This trial will evaluate the safety, efficacy and dose-response of the two colonic release formulations as well as how they compare to each other and to the approved 290 mcg formulation of linaclotide. Data from this trial are anticipated in the second half of 2016.

–                 Initiated two randomized, double-blind, placebo-controlled Phase II studies evaluating linaclotide in the pediatric population. The first study is in IBS-C patients aged 7 to 17 years old and the second is in patients with functional constipation aged 6 to 17 years old.

–                 Completed enrollment in the Phase II clinical study evaluating linaclotide for the treatment of adults suffering from opioid-induced constipation. Data from this study are expected in the fourth quarter of 2015.

•                  Ironwood continues to advance its pipeline of gastrointestinal (GI) product candidates and its soluble guanylate cyclase (sGC) program. Development highlights during the third quarter and recent period include:

–                 Continued advancement of the Phase IIa clinical study evaluating the ability of IW-9179 to provide relief of diabetic gastroparesis symptoms. IW-9179 is a guanylate cyclase-C (GC-C) agonist designed to target the upper GI tract. Data from this study are expected in the first half of 2016.

–                 Advanced IW-1973 and IW-1701, the first two candidates from its sGC stimulator platform. The company initiated a randomized, double-blind, placebo-controlled, multiple-ascending dose Phase Ib clinical study with IW-1973. This study is designed to assess the safety, pharmacokinetic profile and pharmacodynamics effects of IW-1973 in healthy volunteers. Data from this study are expected in the second half of 2016. In addition, the company initiated a randomized, double-blind, placebo-controlled, single-ascending dose Phase Ia clinical study with IW-1701. This study is designed to assess the safety, pharmacokinetic profile and pharmacodynamics effects of IW-1701 in healthy volunteers. Data from this study are expected in the first half of 2016.

–                 Finalizing preparations for the IW-3718 dose-ranging Phase IIb study for the potential treatment of refractory GERD, which is expected to initiate in early 2016.

Global Partnerships for Linaclotide

•                  In October 2015, Allergan acquired Almirall’s exclusive rights to develop and commercialize linaclotide in the European Union, Switzerland, Turkey and the Commonwealth of Independent States for the treatment of IBS-C, CIC and other GI conditions. Allergan also reacquired all rights from Almirall to LINZESS in Mexico. Under the terms of the amended arrangement with Allergan, Ironwood is eligible for launch- and sales-based milestones from Allergan, as well as royalties on net sales of linaclotide in these countries.

•                  Ironwood and AstraZeneca AB intend to file for approval to market linaclotide with the China Food and Drug Administration in the first quarter of 2016.

•                  Astellas Pharma Inc. completed enrollment in its Phase III clinical trial of linaclotide in adult patients with IBS-C for Japan, with data expected in late 2015. In addition, Astellas also continues to enroll patients in its Phase II clinical study of linaclotide in adult patients with chronic constipation for Japan, and expects to complete the study in 2016.

U.S. Commercial Capabilities

Ironwood has built a strong U.S. commercial organization that successfully introduced LINZESS to the market and will serve as the foundation to support the potential commercialization of multiple important products in the U.S. over time.

•                  Ironwood and Exact Sciences Corp. are co-promoting Exact Sciences’ Cologuard®, the first and only FDA-approved noninvasive stool DNA screening test for colorectal cancer. Ironwood’s clinical sales specialists began promoting Cologuard in April 2015. As of mid-September 2015, approximately 4,200 healthcare practitioners on whom the Ironwood clinical sales specialists have called have ordered a Cologuard test kit, as provided by Exact Sciences.

•                  Ironwood and Allergan expect to begin co-promoting VIBERZI™ (eluxadoline) by the end of November 2015. The companies entered into an agreement in August 2015 for the U.S. co-promotion of VIBERZI, Allergan’s new treatment for adults suffering from irritable bowel syndrome with diarrhea (IBS-D). Ironwood’s clinical sales specialists will detail VIBERZI to the approximately 25,000 health care practitioners to whom they currently detail LINZESS and Cologuard.

Corporate and Financials

•                  Collaborative Arrangements Revenue. Collaborative arrangements revenue was approximately $39.6 million in the third quarter of 2015 compared to approximately $16.9 million in the third quarter of 2014. Revenue consisted of approximately $34.8 million in revenue associated with Ironwood’s share of the net profits and losses from the sales of LINZESS in the U.S., as well as approximately $4.8 million in revenues associated with Ironwood’s co-promotion agreement with Exact Sciences, amortization of deferred revenue associated with consideration received from Ironwood’s collaboration with Astellas, revenue recognized in connection with the collaboration with AstraZeneca, and royalty payments based on sales of linaclotide in territories outside of the U.S.

•                  Operating Expenses. Operating expenses were approximately $56.3 million in the third quarter of 2015 as compared to approximately $53.6 million in the third quarter of 2014.  Operating expenses in the third quarter of 2015 consisted of approximately $25.8 million in R&D expenses, and approximately $30.5 million in selling, general and administrative (SG&A) expenses.  Non-cash share-based compensation expenses recorded in R&D and SG&A expenses in the third quarter of 2015 were approximately $2.7 million and $4.0 million, respectively.

•                  Loss on Non-cancelable Purchase Commitments. Our loss on non-cancelable purchase commitments of approximately $9.4 million in the third quarter primarily relates to the amended European license arrangement with Allergan. Under the terms of the amended arrangement, Allergan assumed responsibility for the manufacturing of linaclotide API for Europe, as well as the associated costs.

•                  Other Expense.

–                 Interest Expense. Interest expense relates to the company’s $175 million debt financing executed in January 2013 and the approximately $336 million convertible debt financing executed in June 2015. Net interest expense was approximately $9.9 million in the third quarter of 2015, as compared to approximately $5.3 million in the third quarter of 2014. Net interest expense recorded in the third quarter of 2015 consisted of approximately $6.5 million in cash expense and approximately $3.4 million in non-cash expense.

–                 Loss on Derivatives. Loss on derivatives was approximately $11.3 million in the third quarter of 2015, related to the change in fair value of the convertible note hedges and note hedge warrants issued in connection with the convertible debt financing in June 2015.

•                  Net Loss. GAAP net loss was approximately $47.4 million, or $0.33 per share, in the third quarter of 2015, as compared to approximately $42.0 million, or $0.30 per share, in the third quarter of 2014. Non-GAAP net loss was approximately $36.1 million, or $0.25 per share, in the third quarter of 2015, such amounts excluding the impact of mark-to-market adjustments on the derivatives related to our convertible notes. See Non-GAAP Financial Measures below.

•                  Cash Position. Ironwood ended the third quarter of 2015 with approximately $462 million of cash, cash equivalents and available-for-sale securities. Ironwood used approximately $26 million of cash for operations during the third quarter of 2015, as compared to approximately $39 million in the third quarter of 2014.

•                  2015 Financial Guidance.

–                             Ironwood continues to expect its 2015 total operating expenses to be in the range of $220 million to $250 million. This includes $105 million to $120 million in R&D expenses and $115 million to $130 million in SG&A expenses.

–                             Ironwood continues to expect its combined Allergan and Ironwood total 2015 marketing and sales expenses for LINZESS to be in the range of $230 million to $260 million.

•                  Non-GAAP Financial Measures. The company presents non-GAAP net loss and non-GAAP net loss per share to exclude the impact of net gains and losses on the derivatives related to our convertible notes that are required to be marked-to-market. These gains and losses may be highly variable, difficult to predict and of a size that could have a substantial impact on the company’s reported results of operations in any given period. Management believes this non-GAAP information is useful for investors, taken in conjunction with Ironwood’s GAAP financial statements, because it provides greater transparency and period-over-period comparability with respect to Ironwood’s operating performance. These measures are also used by management to assess the performance of the business. Investors should consider these non-GAAP measures only as a supplement to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP measures, please refer to the table at the end of this press release.

Conference Call Information

Ironwood will host a conference call and webcast at 4:30 p.m. Eastern Time, on Tuesday, November 3, to discuss its third quarter 2015 and recent business activities. Individuals interested in participating in the call should dial (877) 643-7155 (U.S. and Canada) or (914) 495-8552 (international) using conference ID number 58206570. To access the webcast, please visit the Investors section of Ironwood’s website at www.ironwoodpharma.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required. The call will be available for replay via telephone starting at approximately 7:30 p.m. Eastern Time, on November 3, running through 11:59 p.m. Eastern Time on November 10, 2015. To listen to the replay, dial (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international)

using conference ID number 58206570. The archived webcast will be available on Ironwood’s website for 14 days beginning approximately one hour after the call has completed.

About LINZESS (linaclotide)

LINZESS® is the first and only guanylate cyclase-C (GC-C) agonist approved by the FDA and is indicated for the treatment of both irritable bowel syndrome with constipation (IBS-C) and chronic idiopathic constipation (CIC) in adults. LINZESS is a once-daily capsule that helps relieve the abdominal pain and constipation associated with IBS-C, as well as the constipation, infrequent stools, hard stools and incomplete evacuation associated with CIC. The recommended dose is 290 mcg for IBS-C patients and 145 mcg for CIC patients.  LINZESS should be taken at least 30 minutes before the first meal of the day.

LINZESS is thought to work in two ways based on nonclinical studies. LINZESS binds to the GC-C receptor locally, within the intestinal epithelium. Activation of GC-C results in increased intestinal fluid secretion and accelerated transit and a decrease in the activity of pain-sensing nerves in the intestine. The clinical relevance of the effect on pain fibers, which is based on nonclinical studies, has not been established.

In placebo-controlled Phase III clinical trials of more than 2,800 adults, LINZESS was shown to reduce abdominal pain in IBS-C patients and increase bowel movement frequency in both IBS-C patients and CIC patients. Improvement in abdominal pain and constipation occurred in the first week of treatment and was maintained throughout the 12-week treatment period. Maximum effect on abdominal pain was seen at weeks 6-9 and maximum effect on constipation occurred during the first week. When a subset of LINZESS-treated patients in the trials were switched to placebo, they reported their symptoms returned toward pretreatment levels within one week, while placebo-treated patients switched to LINZESS reported symptom improvements. LINZESS is contraindicated in pediatric patients under 6 years of age. The use of LINZESS in pediatric patients 6 through 17 years of age should be avoided. In nonclinical studies, administration of a single, clinically relevant adult oral dose of linaclotide caused deaths due to dehydration in young juvenile mice. The safety and efficacy of LINZESS in pediatric patients under 18 years of age have not been established. In adults with IBS-C or CIC treated with LINZESS, the most commonly reported adverse event was diarrhea.

Ironwood and Allergan plc are co-promoting LINZESS in the United States. Linaclotide is marketed by Allergan for the treatment of adults with moderate to severe IBS-C in Europe under the brand name CONSTELLA®. Ironwood also has partnered with Astellas Pharma Inc. for development and commercialization of linaclotide in Japan and with AstraZeneca AB for development and commercialization in China.

About CONSTELLA (linaclotide)

Linaclotide is a guanylate cyclase-C receptor agonist (GCCA) with visceral analgesic and secretory activities. Linaclotide is a 14-amino acid synthetic peptide structurally related to the endogenous guanylin peptide family. Both linaclotide and its active metabolite bind to the guanylate cyclase-C receptor, on the luminal surface of the intestinal epithelium. Through its action at GC-C, linaclotide has been shown to reduce visceral pain and increase GI transit in animal models and increase colonic transit in humans. Activation of GC-C results in an increase in concentrations of cyclic guanosine monophosphate (cGMP), both extracellularly and intracellularly. Extracellular cGMP decreases pain-fiber activity, resulting in reduced visceral pain in animal models. Intracellular cGMP causes secretion of chloride and bicarbonate into the intestinal lumen, through activation of the cystic fibrosis transmembrane conductance regulator (CFTR), which results in increased intestinal fluid and accelerated transit.

Linaclotide was discovered by scientists at Ironwood and is marketed by Allergan plc for the treatment of adults with moderate to severe IBS-C in Europe under the brand name CONSTELLA.

About Ironwood Pharmaceuticals

Ironwood Pharmaceuticals (NASDAQ: IRWD) is focused on creating medicines that make a difference for patients, building value to earn the continued support of our fellow shareholders, and empowering our team to passionately pursue excellence. We discovered, developed and are commercializing linaclotide, which is approved in the United States and a number of other countries. Our pipeline priorities include exploring further opportunities for linaclotide, as well as leveraging our therapeutic expertise in gastrointestinal disorders and our pharmacologic expertise in guanylate cyclases to address patient needs across the upper and lower gastrointestinal tract. Ironwood was founded in 1998 and is headquartered in Cambridge, Mass. Connect with us at www.ironwoodpharma.com or on Twitter at www.twitter.com/ironwoodpharma; information that may be important to investors will be routinely posted in both these locations.

LINZESS® and CONSTELLA® are trademarks owned by Ironwood Pharmaceuticals, Inc. Any other trademarks referred to in this press release are the property of their respective owners. All rights reserved.

LINZESS Important Safety Information

WARNING: PEDIATRIC RISK

LINZESS is contraindicated in pediatric patients under 6 years of age. In nonclinical studies, administration of a single, clinically relevant adult oral dose of linaclotide caused deaths due to dehydration in young juvenile mice. Use of LINZESS should be avoided in pediatric patients 6 through 17 years of age. The safety and efficacy of LINZESS has not been established in pediatric patients under 18 years of age.

Contraindications

•                  LINZESS is contraindicated in pediatric patients under 6 years of age.

•                  LINZESS is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.

Warnings and Precautions

Pediatric Risk

•                  LINZESS is contraindicated in children under 6 years of age. The safety and effectiveness of LINZESS in pediatric patients under 18 years of age have not been established. In neonatal mice, increased fluid secretion as a consequence of GC-C agonism resulted in mortality within the first 24 hours due to dehydration. Due to increased intestinal expression of GC-C, children under 6 years of age may be more likely than older children and adults to develop significant diarrhea and its potentially serious consequences.

•                  Use of LINZESS should be avoided in pediatric patients 6 through 17 years of age. Although there were no deaths in older juvenile mice, given the deaths in young juvenile mice and the lack of clinical safety and efficacy data in pediatric patients, use of LINZESS should be avoided in pediatric patients 6 through 17 years of age.

Diarrhea

•                  Diarrhea was the most common adverse reaction of LINZESS-treated patients in the pooled IBS-C and CIC double-blind placebo-controlled trials. Severe diarrhea was reported in 2% of LINZESS-treated patients. The incidence of diarrhea was similar in the IBS-C and CIC populations.

•                  Patients should be instructed to stop LINZESS if severe diarrhea occurs and to contact their healthcare provider. The healthcare provider should consider dose suspension and rehydration.

Adverse Reactions

•                  In IBS-C clinical trials, the most common adverse reactions in LINZESS-treated patients (incidence >2% and greater than placebo) were diarrhea (20% vs 3% placebo), abdominal pain (7% vs 5%), flatulence (4% vs 2%), headache (4% vs 3%), viral gastroenteritis (3% vs 1%) and abdominal distension (2% vs 1%).

•                  In CIC clinical trials, the most common adverse reactions in LINZESS-treated patients (incidence >2% and greater than placebo) were diarrhea (16% vs 5% placebo), abdominal pain (7% vs 6%), flatulence (6% vs 5%), upper respiratory tract infection (5% vs 4%), sinusitis (3% vs 2%) and abdominal distension (3% vs 2%).

Please see full Prescribing Information including Boxed Warning:

http://www.frx.com/pi/linzess_pi.pdf

VIBERZI Important Safety Information

Contraindications

•     Known or suspected biliary duct obstruction, or sphincter of Oddi disease or dysfunction; a history of pancreatitis; structural diseases of the pancreas.

•     Alcoholism, alcohol abuse, alcohol addiction, or drink more than 3 alcoholic beverages per day.

•     Severe hepatic impairment.

•     A history of chronic or severe constipation or sequelae from constipation, or known or suspected mechanical gastrointestinal obstruction.

Warnings and Precautions

Sphincter of Oddi Spasm:

•     There is a potential for increased risk of sphincter of Oddi spasm, resulting in pancreatitis or hepatic enzyme elevation associated with acute abdominal pain (eg, biliary-type pain) with VIBERZI.  These events were reported in less than 1% of patients receiving VIBERZI in clinical trials.

•     Patients without a gallbladder are at increased risk. Consider alternative therapies before using VIBERZI in patients without a gallbladder and evaluate the benefits and risks of VIBERZI in these patients.

•     Inform patients without a gallbladder that they may be at increased risk for symptoms of sphincter of Oddi spasm, such as elevated liver transaminases associated with abdominal pain or pancreatitis, especially during the first few weeks of treatment. Instruct patients to stop VIBERZI and seek medical attention if they experience symptoms of sphincter of Oddi spasm.

Pancreatitis:

•     There is a potential for increased risk of pancreatitis not associated with sphincter of Oddi spasm; such events were reported in less than 1% of patients receiving VIBERZI in clinical trials, and the majority were associated with excessive alcohol intake. All pancreatic events resolved upon discontinuation of VIBERZI.

•     Instruct patients to avoid chronic or acute excessive alcohol use while taking VIBERZI. Monitor for new or worsening abdominal pain that may radiate to the back or shoulder, with or without nausea and vomiting, associated with elevations of pancreatic enzymes. Instruct patients to stop VIBERZI and seek medical attention if they experience symptoms suggestive of pancreatitis.

Adverse Reactions

•     The most commonly reported adverse reactions (incidence >5% and greater than placebo) were constipation, nausea, and abdominal pain.

Please see full Prescribing Information for VIBERZI.

This press release contains forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, including, but not limited to, statements about development, launch and commercialization plans for linaclotide and our product candidates; commercial efforts for linaclotide and the other products that we promote and the drivers, timing, impact and results thereof; market size, growth and opportunity, and potential demand for linaclotide, our product candidates and the other products that we promote, as well as their potential impact on applicable markets; the potential indications for, and benefits of, linaclotide and our product candidates; the anticipated timing of pre-clinical, clinical and regulatory developments; the design, timing and results of clinical and pre-clinical studies; the timing of filings with regulatory authorities; expected periods of patent exclusivity; the strength of the intellectual property protection for our product and product candidates; potential business development activity and the timing and impact thereof; profitability of the U.S. LINZESS brand collaboration with Allergan plc; our eligibility to receive milestones or royalties from our commercial partners; and our company’s financial performance and results, and guidance and expectations related thereto, including our projected cash needs, operating expenses, revenue growth, operating leverage, and marketing and sales expense for LINZESS. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include, but are not limited to, those related to pre-clinical and clinical development, manufacturing, and formulation development; the risk that findings from our completed nonclinical and clinical studies may not be replicated in later studies; decisions made by U.S. regulatory authorities, the U.S. Patent and Trademark Office and their foreign counterparts; the risk that we may never get sufficient patent protection for linaclotide and our product candidates; intellectual property rights of competitors or potential competitors; efficacy, safety and tolerability of linaclotide and our product candidates; competition in disease states; the commercial potential of linaclotide, our product candidates and the other products that we promote; the risk that our planned investments do not have the anticipated effect on our company revenues, linaclotide or our product candidates; the risk that we are unable to identify and execute on business development opportunities in a cost-effective and timely manner or that such opportunities do not have the impact expected; the risk that we are unable to manage our operating expenses and capital expenditures due to foreseeable or unforeseeable events or occurrences; and the risk that we and Allergan are unable to commercialize LINZESS within the guided range of expenses. Applicable risks also include those that are listed under the heading “Risk Factors” and elsewhere in Ironwood’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, in addition to the risk factors that are listed from time to time in Ironwood’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and any other subsequent SEC filings. Ironwood undertakes no obligation to update these forward-looking statements to reflect events or circumstances occurring after this press release. Except as otherwise noted, these forward-looking statements speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.  Further, Ironwood considers the net profit for the U.S. LINZESS brand collaboration with Allergan in assessing the product’s performance and calculates it based on inputs from both Ironwood and Allergan. This figure should not be considered a substitute for Ironwood’s GAAP financial results. An explanation of our calculation of this figure is provided in the U.S. LINZESS Brand Collaboration table and related footnotes accompanying this press release.

SOURCE: Ironwood Pharmaceuticals, Inc.

Media Relations	Investor Relations
Trista Morrison, 617-374-5095	Meredith Kaya, 617-374-5082
Director, Corporate Communications	Director, Investor Relations
tmorrison@ironwoodpharma.com	mkaya@ironwoodpharma.com

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	September 30, 2015	December 31, 2014
Assets
Cash, cash equivalents and available-for-sale securities	$462,306	$248,334
Accounts receivable, net	36,971	25,839
Inventory	—	4,954
Prepaid expenses and other current assets	6,502	9,180
Total current assets	505,779	288,307
Property and equipment, net	23,183	29,826
Convertible note hedges	72,494	—
Other assets	11,970	11,189
Total assets	$613,426	$329,322
Liabilities and Stockholders’ Equity
Accounts payable, accrued expenses and other current liabilities	$33,117	$35,948
Current portion of capital lease obligations	2,325	1,152
Current portion of deferred rent	5,026	4,992
Current portion of deferred revenue	7,191	7,191
Current portion of long-term debt	20,121	11,258
Total current liabilities	67,780	60,541
Capital lease obligations	1,068	2,571
Deferred rent	7,714	10,522
Deferred revenue	3,596	8,989
Other liabilities	10,645	—
Note hedge warrants	62,976	—
Convertible notes	217,408	—
Long-term debt	141,781	158,147
Total stockholders’ equity	100,458	88,552
Total liabilities and stockholders’ equity	$613,426	$329,322

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Collaborative Arrangements Revenue	$39,572	$16,918	$96,248	$38,363
Cost and expenses:
Cost of revenue	—	—	12	3,548
Write-down of inventory to net realizable value and loss on non-cancellable purchase commitments	9,488	—	17,638	8,894
Research and development (1)	25,830	25,122	81,119	74,408
Selling, general and administrative (1)	30,439	28,535	93,740	87,758
Total cost and expenses	65,757	53,657	192,509	174,608
Loss from operations	(26,185)	(36,739)	(96,261)	(136,245)
Other (expense) income:
Interest expense, net	(9,865)	(5,249)	(20,823)	(15,726)
Loss on derivatives	(11,340)	—	(11,548)	—
Other expense, net	(21,205)	(5,249)	(32,371)	(15,726)
GAAP net loss	$(47,390)	$(41,988)	$(128,632)	$(151,971)

GAAP net loss per share—basic and diluted	$(0.33)	$(0.30)	$(0.91)	$(1.12)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Non-GAAP net loss	$(36,050)	$(41,988)	$(117,084)	$(151,971)
Non-GAAP net loss per share (basic and diluted)	$(0.25)	$(0.30)	$(0.83)	$(1.12)

Weighted average number of common shares used in net loss per share — basic and diluted	142,473	139,234	141,954	135,799

Reconciliation of GAAP Results to Non-GAAP Financial Measures

(In thousands, except per share amounts)

(unaudited)

A reconciliation between net loss on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
GAAP net loss	$(47,390)	$(41,988)	$(128,632)	$(151,971)
Adjustments:
Mark-to-market adjustments on the derivatives related to convertible notes, net	11,340	—	11,548	—
Non-GAAP net loss	$(36,050)	$(41,988)	$(117,084)	$(151,971)

A reconciliation between diluted net loss per share on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
GAAP net loss per share – Basic and Diluted	$(0.33)	$(0.30)	$(0.91)	$(1.12)
Adjustments to GAAP net loss per share (as detailed above)	(0.08)	—	(0.08)	—
Non-GAAP net loss per share – Basic and Diluted	$(0.25)	$(0.30)	$(0.83)	$(1.12)

U.S. LINZESS Brand Collaboration(1)

Revenue/Expense Calculation

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
LINZESS U.S. net sales	$117,492	$79,670	$325,043	$203,228
Commercial costs and expenses(2)	65,282	69,024	201,273	208,364
Net profit (loss) on sales of LINZESS	$52,210	$10,646	$123,770	$(5,136)

Ironwood’s share of net profit (loss)	$26,105	$5,323	$61,885	$(2,568)
Ironwood’s selling, general and administrative expenses(3)	8,645	8,187	24,647	23,992
Profit share adjustment(4)	—	—	(2,370)	2,311
Ironwood’s collaborative arrangement revenue	$34,750	$13,510	$84,162	$23,735

(1) Ironwood collaborates with Allergan on the development and commercialization of linaclotide in North America. Under the terms of the collaboration agreement, Ironwood receives 50% of the net profits and bears 50% of the net losses from the commercial sale of LINZESS in the U.S. The purpose of this table is to present calculations of Ironwood’s share of net profit (loss) generated from the sales of LINZESS in the U.S. and Ironwood’s collaboration revenue/expense; however, the table does not present the research and development expenses related to LINZESS in the U.S. that are shared equally between the parties under the collaboration agreement. For the three months ended September 30, 2015, net profit for the U.S. LINZESS brand collaboration with Allergan was $35.8 million, calculated by subtracting $65.3 million in commercial costs and expenses and $16.4 million in research and development expenses, from LINZESS U.S. net sales of $117.5 million.

(2) Includes cost of goods sold incurred by Allergan as well as selling, general and administrative expenses incurred by Allergan and Ironwood that are attributable to the cost-sharing arrangement between the parties.

(3) Includes Ironwood’s selling, general and administrative expenses attributable to the cost-sharing arrangement with Allergan.

(4) Ironwood or Allergan may incur additional expenses related to certain contractual obligations, resulting in an adjustment to the company’s share of the net profits as stipulated by the collaboration agreement.